Exhibit 99.1

State Street Reports EPS of $0.85 for the First Quarter of 2012 on Revenue of $2.42 Billion

Core Revenue Improves from Fourth Quarter of 2011

BOSTON--(BUSINESS WIRE)--April 17, 2012--State Street Corporation today announced first-quarter 2012 earnings per common share of $0.85, down 9% from $0.93 in the first quarter of 2011 and up 12% from $0.76 in the fourth quarter of 2011. Revenue in the first quarter of 2012 was $2.42 billion, up 3% from $2.36 billion in the first quarter of 2011 and up 5% from $2.32 billion in the fourth quarter of 2011. Expenses of $1.84 billion increased 8% from $1.70 billion in the first quarter of 2011 and increased 3% from $1.78 billion in the fourth quarter of 2011. Return on average common shareholders’ equity was 8.8% in the first quarter of 2012, compared to 10.5% in the first quarter of 2011 and 7.8% in the fourth quarter of 2011.

State Street recorded $21 million ($0.03 per share) of pre-tax acquisition and restructuring costs and $15 million ($0.02 per share) for litigation-related settlements during the first quarter. Of the $21 million, $13 million was related to acquisition costs and $15 million was associated with the previously announced business operations and information technology transformation program, partially offset by a $7 million net credit associated with State Street’s withdrawal from its fixed-income trading initiative.

Financial highlights for the first quarter of 2012 included:

  Fee revenue increased 7% compared to the fourth quarter of 2011, reflecting strength in each of State Street’s businesses, primarily due to the impact of improved equity markets and net new business wins.
  In our view, the financial markets began to show some signs of stability: average excess deposits left by clients on State Street’s balance sheet declined $5 billion from the fourth quarter of 2011 as clients began to put cash back to work.
  Compensation and employee benefits expenses increased 22% from the fourth quarter of 2011, primarily due to the seasonal accounting effects of approximately $105 million ($0.16 per share) of equity-based compensation for retirement-eligible employees and payroll taxes. The Company continues to target a ratio of compensation and employee benefits to total operating-basis revenue1 of approximately one percentage point lower for 2012 than the 40.2% level achieved in 2011, assuming a modest increase in 2012 operating-basis revenue1.
  The Company’s previously announced business operations and information technology transformation program remains on track to achieve approximately $94 million of annual pre-tax, run-rate operating-basis expense1 savings in 2012 compared to the 2010 run-rate.2

Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “During the first quarter our core business momentum in asset servicing and asset management improved, compared to the second half of last year. Our success in winning new business is reflected in solid growth in both fee and total revenue. During the first quarter we won mandates for $233 billion in assets to be serviced. State Street Global Advisors (SSgA) won net new business of $41 billion, excluding the impact of the planned $31 billion reduction in assets managed for the Department of the U.S. Treasury.”

Hooley continued, “We are pleased with the on-going success of our business operations and information technology transformation program, from which we continue to expect to achieve approximately $94 million in annual pre-tax, run-rate expense savings in 2012. We remain committed to managing expenses carefully and continue to expect our compensation-to-revenue ratio to decline in 2012, compared to 2011, assuming a modest increase in operating-basis revenue1.”

Hooley concluded, “We continue to prioritize a return of capital to our shareholders. The results of the recently completed Federal Reserve Comprehensive Capital Analysis and Review (CCAR) underscored our strong capital position even in the face of some very aggressive stress scenarios. Reflecting that strong position, as previously announced, our Board of Directors increased our quarterly dividend to $0.24 per common share in March for payment in April, an increase that restores the dividend to its previous split-adjusted high. In addition, the Board of Directors approved a new common stock purchase program authorizing the purchase of up to $1.8 billion of our common stock through March 31, 2013.”

(1)Operating basis is a non-GAAP presentation. For an explanation of our operating-basis information, refer to the addendum included in this news release.

(2)Estimated pre-tax run-rate expense savings relate only to the Business Operations and Information Technology Transformation program and are based on improvement from operating-basis expenses in 2010; actual operating expenses of the Company may increase or decrease due to other factors.

NON-GAAP FINANCIAL MEASURES

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or “operating,” basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Descriptions of our non-GAAP, or operating-basis financial measures, together with reconciliations of operating-basis information to GAAP-basis information, are provided in the addendum included in this news release.

On an operating basis, earnings per common share of $0.84 were down 5% from $0.88 in the first quarter of 2011 and down 10% from $0.93 in the fourth quarter of 2011. Revenue increased 3% to $2.40 billion from $2.33 billion in the first quarter of 2011 and was up 5% from $2.29 billion in the fourth quarter of 2011. Operating-basis expenses of $1.80 billion increased 7% from $1.68 billion in the first quarter of 2011 and were up 10% from $1.64 billion in the fourth quarter of 2011. Operating-basis return on average common shareholders’ equity was 8.6% compared to 9.9% in the first quarter of 2011 and 9.5% in the fourth quarter of 2011.

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Operating-basis (non-GAAP) measures for the quarters ended:
	Q1 2012	Q4 2011	% Increase (decrease)	Q1 2011	% Increase (decrease)
Total revenue(1)	$2,403	$ 2,286	5.1%	$ 2,330	3.1%
Total expenses(1)	1,799	1,636	10.0%	1,683	6.9%
Earnings per common share(1)	$0.84	$ 0.93	(9.7)%	$ 0.88	(4.5)%
Return on average common equity(1)	8.6%	9.5%	(90) bps	9.9%	(130) bps
As of period end:
Total assets	$187,956	$216,827	(13.3)%	$171,796	9.4%
Net unrealized loss on investment portfolio, after-tax	(81)	(374)	78.3%	(352)	77.0%
AUCA and AUM (dollars in billions):
Assets under custody and administration(2)	$23,208	$21,807	6.4%	$22,609	2.6%
Assets under management	$1,993	$1,858	7.3%	$2,120	(6.0)%
Capital ratios(3):
Total capital ratio	20.6%	20.5%	10 bps	21.6%	(100) bps
Tier 1 capital ratio	19.1%	18.8%	30 bps	19.6%	(50) bps
Tier 1 leverage ratio	7.8%	7.3%	50 bps	8.7%	(90) bps
Tier 1 common ratio	17.1%	16.8%	30 bps	17.5%	(40) bps
TCE ratio	7.5%	7.2%	30 bps	7.4%	10 bps
(1)	Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(2)	Includes assets under custody of $16.912 trillion, $15.863 trillion and $16.692 trillion, respectively, as of period-end Q1 2012, Q4 2011 and Q1 2011.
(3)	Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included in this news release for a further description of these ratios, and for reconciliations applicable to the tier 1 common and TCE ratios presented in this table.

Total assets were $188 billion at March 31, 2012 and $217 billion at December 31, 2011 and included $17 billion and $50 billion of excess deposits held at the Federal Reserve and other central banks, respectively. The average balance sheet for the first quarter of 2012 was $188 billion, compared to $159 billion for the first quarter of 2011 and $195 billion for the fourth quarter of 2011. State Street’s regulatory capital ratios continue to be strong as of March 31, 2012, with the Company’s total capital ratio at 20.6%, its tier 1 capital ratio at 19.1% and its tier 1 leverage ratio at 7.8%. In addition, as of March 31, 2012, the Company’s tier 1 common ratio was 17.1%, and its TCE ratio was 7.5%. March 31, 2012 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 16.0%, tier 1 capital ratio of 14.4%, tier 1 leverage ratio of 6.2%, and tier 1 common ratio of 13.2%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based on published statements of the Basel Committee and the Federal Reserve. Refer to the addendum included in this news release for information concerning the specified capital ratios and for reconciliations of these ratios to ratios calculated under currently applicable regulatory requirements.

At March 31, 2012, the net after-tax unrealized mark-to-market losses in the investment portfolio were $81 million, an improvement from net unrealized mark-to-market losses of $374 million at December 31, 2011, primarily due to tighter spreads, offset partially by higher rates, and an improvement from net after-tax unrealized mark-to-market losses of $352 million at March 31, 2011, primarily due to lower rates.

The Company recorded $49 million of pre-tax conduit-related accretion in the first quarter of 2012. Looking ahead, the Company continues to expect to record aggregate pre-tax conduit-related accretion of approximately $1.1 billion in interest revenue from April 1, 2012 through the remaining terms of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue (non-GAAP)(1)

(Dollars in millions)	Q1 2012	Q4 2011	% Increase/ (Decrease)	Q1 2011	% Increase/ (Decrease)
Servicing fees	$ 1,078	$ 1,057	2.0%	$ 1,095	(1.6)%
Investment management fees	236	202	16.8	236	---
Trading services revenue	280	273	2.6	302	(7.3)
Securities finance revenue	97	90	7.8	66	47.0
Processing fees and other revenue	94	45	108.9	92	2.2
Net interest revenue, fully taxable- equivalent basis	607	577	5.2	546	11.2
Gains (Losses) related to investment securities, net	11	42		(7)
Total Operating-Basis Revenue	$ 2,403	$ 2,286	5.1%	$2,330	3.1%
(1)

Net interest revenue for the first quarter of 2012 and the fourth and first quarters of 2011, presented in the table, included $31 million, $32 million, and $31 million, respectively, of tax-equivalent adjustments, and excluded $49 million, $61 million, and $62 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $625 million, $606 million, and $577 million, respectively. Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Operating-Basis Expenses (non-GAAP)(1)

(Dollars in millions)	Q1 2012	Q4 2011	% Increase/ (Decrease)	Q1 2011	% Increase/ (Decrease)
Compensation and employee benefits	$ 1,064	$ 872	22.0%	$ 974	9.2%
Information systems and communications	191	195	(2.1)	191	----
Transaction processing services	181	179	1.1	180	1.0
Occupancy	119	116	2.6	107	11.2
Other	244	274	(10.9)	231	5.6
Total Operating-Basis Expenses	$ 1,799	$ 1,636	10.0%	$ 1,683	6.9%
(1)	Refer to the addendum included in this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

FIRST-QUARTER 2012 RESULTS VS. FIRST-QUARTER 2011

Servicing fees were down 2% to $1.078 billion from $1.095 billion in the first quarter of 2011. The decrease reflected weakness in non-US markets and changes in asset mix, offset partially by net new business and a slight increase in the S & P 500. Total assets under custody and administration were $23.208 trillion at March 31, 2012, up 2.6% compared to $22.609 trillion at March 31, 2011. Daily average values as measured by the S & P 500 Index were up approximately 4% and by the MSCI® EAFE IndexES were down approximately 11% from the first quarter of 2011.

Investment management fees, generated by State Street Global Advisors, were $236 million, flat with the first quarter of 2011. Total assets under management at March 31, 2012, were $1.993 trillion, down 6.0% compared to $2.120 trillion at March 31, 2011 due to the scheduled reduction of $144 billion in assets managed for the Department of the U.S. Treasury, partially offset by net new business. Average month-end equity valuations for the S & P 500 Index were up 4% and for the MSCI® EAFE IndexES were down approximately 10% from the first quarter of 2011.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $280 million for the first quarter of 2012, a decrease of 7% from $302 million in the first quarter of 2011. Foreign exchange trading revenue decreased 7% primarily due to lower volatilities, partly offset by higher volumes. Brokerage and other fees were down 8% primarily due to weaker revenue from transition management.

Securities finance revenue was $97 million in the quarter, up 47% from $66 million in the first quarter of 2011, due primarily to higher spreads, partially offset by lower volumes.

Net interest revenue on a fully taxable-equivalent basis, including conduit-related discount accretion, was $656 million in the first quarter of 2012, compared to $608 million in the first quarter of 2011. On an operating basis, excluding discount accretion, net interest revenue was $607 million, an increase of 11% from $546 million in the first quarter of 2011 primarily due to an increase in investment portfolio volume and higher yields on US floating-rate securities due to short-term LIBOR rates, offset partially by a decrease in yield in the fixed-income portfolio. Including the impact of discount accretion, net interest margin was 164 basis points in the first quarter of 2012 compared to 185 basis points in the first quarter of 2011. Operating-basis net interest margin, excluding the impact of discount accretion but including the excess deposits, was 152 basis points in the first quarter of 2012 compared to 166 basis points in the first quarter of 2011.

In the first quarter of 2012, we recorded $19 million of net gains from sales of available-for-sale securities and, separately, $8 million of net losses from other-than-temporary impairment, resulting in $11 million of net gains related to investment securities.

Operating-basis expenses of $1.799 billion in the first quarter of 2012 increased 7% compared to $1.683 billion in the first quarter of 2011. Compensation and employee benefits expenses increased 9% from $974 million to $1,064 million, primarily due to the effects of employee demographics on equity compensation for retirement-eligible employees, merit increases in salary awarded in April 2011, and employees added as part of new business and acquisitions. Information systems and communications were flat at $191 million with the first quarter of 2011 and transaction processing services expenses were up about 1% at $181 million. Occupancy expense in the first quarter of 2012 was up about 11%, from $107 million to $119 million, primarily due to a one-time benefit recorded in the first quarter of 2011. Other expenses increased 6%, or $13 million, to $244 million, primarily due to increased regulatory costs.

The effective tax rate on first-quarter 2012 GAAP-basis earnings was 27.2%, down from 28.7% in the first quarter of 2011. The effective tax rate on operating-basis earnings for the first quarter of 2012 was 26.6%, down from 28.0% the first quarter of 2011, but up from 25.0% in the fourth quarter of 2011. The increase in the operating- basis effective tax rate from the fourth quarter of 2011 is primarily due to the geographic mix of earnings. Our effective tax rate on operating-basis earnings for the full year 2012 is expected to be in the range of 27% to 28%.

FIRST-QUARTER 2012 RESULTS VS. FOURTH-QUARTER 2011

Servicing fees were $1.078 billion, up 2% from $1.057 billion in the fourth quarter of 2011. The increase was primarily due to higher average equity market valuations and net new business. Daily average values as measured by the S & P 500 and the MSCI® EAFE IndexES were up approximately 10% and 7%, respectively. Management fees were $236 million, up 17% from $202 million. The increase in management fees was primarily due to improved averages of the month-end equity valuations and net new business. Average month-end equity valuations as measured by the S & P 500 and the MSCI® EAFE IndexES were up approximately 9% and 6%, respectively. Trading services revenue, which includes foreign exchange trading and brokerage and other fees, was $280 million, up 3% from $273 million. Foreign exchange trading revenue of $149 million declined 1% due primarily to lower volatility, partially offset by higher volumes. Brokerage and other fee revenue was $131 million, up 7% from the fourth quarter of 2011 primarily due to an increase in transition management revenue. Securities finance revenue was $97 million, up 8% from $90 million, primarily due to higher spreads slightly offset by lower volumes. Processing fees and other revenue was up $49 million to $94 million due to the impact of fair-value adjustments related to positions in the fixed-income trading initiative.

Fully taxable-equivalent net interest revenue, including discount accretion, in the first quarter of 2012 totaled $656 million, compared to $638 million in the fourth quarter. On an operating basis, excluding discount accretion, fully taxable-equivalent net interest revenue in the first quarter of 2012 was $607 million, up 5% from $577 million in the fourth quarter due to higher yields on both fixed-income and USD floating-rate securities.

Compared to the fourth quarter of 2011, compensation and employee benefits expenses in the first quarter of 2012 increased $192 million, or 22%, to $1,064 million from $872 million. This increase was primarily due to the impact of the seasonal accounting effects of approximately $105 million of equity compensation for retirement-eligible employees and payroll taxes, as well as the impact of reductions in incentive compensation in the fourth quarter of 2011. Other expenses were $244 million, a decrease of 11% from $274 million in the fourth quarter due primarily to a decrease in fees for professional services and lower securities processing costs.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, April 17, 2012, at 9:00 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #65006286). Recorded replays of the conference call will be available on the web site, and by telephone at +1 404/537-3406 or +1 855/859-2056 (Conference ID#65006286), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events and under the title “Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $23.208 trillion in assets under custody and administration and $1.993 trillion in assets under management at March 31, 2012, State Street operates in 29 countries and more than 100 geographic markets and employs 29,800 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 17, 2012.

Important factors that may affect future results and outcomes include, but are not limited to:

  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure including, for example, the direct and indirect effects on counterparties of the current sovereign debt risks in Europe and other regions;
  financial market disruptions or economic recession, whether in the U.S., Europe or other regions internationally;
  increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets on our consolidated statement of condition and the possibility that we may be required to change the manner in which we fund those assets;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;
  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act, Basel III, European directives with respect to banking and financial instruments and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our operating model or other changes to the provision of our services;
  adverse changes in required regulatory capital ratios, whether arising under the Dodd-Frank Act, Basel II or Basel III, or due to changes in regulatory positions or regulations in jurisdictions in which we engage in banking activities;
  approvals required by the Federal Reserve or other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity repurchases, that may restrict or limit our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  delays or difficulties in the execution of our previously announced business operations and information technology transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  adverse publicity or other reputational harm;
  dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  potential changes in how clients compensate us for our services, and the mix of services that clients choose from us;
  the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  our ability to recognize emerging clients’ needs and to develop products that are responsive to such trends and profitable to the company; the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  our ability to measure the fair value of the investment securities on our consolidated statement of condition;
  our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2011 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 17, 2012, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
March 31, 2012

	Quarters Ended			% Change
				Q1 2012	Q1 2012
(Dollars in millions, except per share amounts or where otherwise noted)	March 31, 2012	December 31, 2011	March 31, 2011	vs. Q4 2011	vs. Q1 2011

Revenue:
Fee revenue	$1,785	$1,667	$1,791	7%	-
Net interest revenue (1)	625	606	577	3	8%
Net gains from sales of available-for-sale securities	19	59	4
Net losses from other-than-temporary impairment	(8)	(17)	(11)
Total Revenue	2,421	2,315	2,361	5	3
Provision for Loan Losses	-	(1)	(1)
Total Expenses:
Expenses from operations	1,799	1,636	1,683	10	7
Acquisition and restructuring costs (2)	21	148	19
Litigation settlement costs	15	-	-
Income tax expense (3)(4)	159	151	189
Net Income	427	381	471	12	(9)

Net Income Available to Common Shareholders	417	371	466

Diluted Earnings Per Common Share	.85	.76	.93	12	(9)

Average Diluted Common Shares Outstanding (in thousands)	490,454	490,328	500,980

Cash Dividends Declared Per Common Share	$.24	$.18	$.18
Closing Price Per Share of Common Stock (at quarter end)	45.50	40.31	44.94

Ratios:
Return on average common equity	8.8%	7.8%	10.5%
Net interest margin, fully taxable-equivalent basis	1.64	1.55	1.85
Tier 1 risk-based capital	19.1	18.8	19.6
Total risk-based capital	20.6	20.5	21.6
Tier 1 leverage	7.8	7.3	8.7
Tier 1 common to risk-weighted assets (5)	17.1	16.8	17.5
Tangible common equity to tangible assets (5)	7.5	7.2	7.4

At Quarter End:
Assets Under Custody and Administration (6) (in trillions)	$23.21	$21.81	$22.61
Assets Under Management (in trillions)	1.99	1.86	2.12

(1)	Included discount accretion related to former conduit securities of $49 million, $61 million and $62 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(2)	Amount for the quarter ended December 31, 2011 reflected a $55 million tax indemnification benefit for an income tax claim related to a 2010 acquisition.
(3)	Amount for the quarter ended December 31, 2011 reflected income tax expense of $55 million related to the tax indemnification benefit described in note (2).
(4)	Amount for the quarter ended December 31, 2011 reflected a discrete tax benefit of $12 million related to former conduit assets.
(5)	Ratios are non-GAAP financial measures. Refer to accompanying reconciliations for additional information.
(6)	Included assets under custody of $16.91 trillion, $15.86 trillion and $16.69 trillion, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL RESULTS
Quarters Ended March 31, 2012 and 2011

	Quarters Ended
	March 31,	March 31,
(Dollars in millions, except per share amounts)	2012	2011	% Change

Fee Revenue:
Servicing fees	$1,078	$1,095	(2)%
Management fees	236	236	-
Trading services	280	302	(7)
Securities finance	97	66	47
Processing fees and other	94	92	2
Total fee revenue	1,785	1,791	-

Net Interest Revenue:
Interest revenue	765	734	4
Interest expense	140	157	(11)
Net interest revenue (1)	625	577	8

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	19	4
Losses from other-than-temporary impairment	(25)	(35)
Losses not related to credit	17	24
Gains (Losses) related to investment securities, net	11	(7)

Total revenue	2,421	2,361	2.5

Provision for loan losses	-	(1)

Expenses:
Compensation and employee benefits	1,064	974	9
Information systems and communications	191	191	-
Transaction processing services	181	180	1
Occupancy	119	107	11
Acquisition and restructuring costs	21	19	11
Other	259	231	12
Total expenses	1,835	1,702	7.8
Income before income tax expense	586	660	(11)
Income tax expense	159	189
Net income	$427	$471	(9)

Adjustments to net income:
Dividends on preferred stock	$(7)
Earnings allocated to participating securities	(3)	$(5)
Net income available to common shareholders	$417	$466

Earnings Per Common Share:
Basic	$.86	$.94	(9)
Diluted	.85	.93	(9)

Average Common Shares Outstanding (in thousands):
Basic	484,942	497,471
Diluted	490,454	500,980

Consolidated financial results presented above were prepared in conformity with accounting principles generally accepted in the U.S.
(1)

Net interest revenue on a fully taxable-equivalent basis was $656 million and $608 million for the quarters ended March 31, 2012 and 2011, respectively. These amounts included tax-equivalent adjustments of $31 million for each of the quarters ended March 31, 2012 and 2011.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL RESULTS
Quarters Ended March 31, 2012 and December 31, 2011

	Quarters Ended
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2012	2011	% Change

Fee Revenue:
Servicing fees	$1,078	$1,057	2%
Management fees	236	202	17
Trading services	280	273	3
Securities finance	97	90	8
Processing fees and other	94	45	109
Total fee revenue	1,785	1,667	7

Net Interest Revenue:
Interest revenue	765	765	-
Interest expense	140	159	(12)
Net interest revenue (1)	625	606	3

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	19	59
Losses from other-than-temporary impairment	(25)	(19)
Losses not related to credit	17	2
Gains (Losses) related to investment securities, net	11	42

Total revenue	2,421	2,315	4.6

Provision for loan losses	-	(1)

Expenses:
Compensation and employee benefits	1,064	872	22
Information systems and communications	191	195	(2)
Transaction processing services	181	179	1
Occupancy	119	116	3
Acquisition and restructuring costs	21	148
Other	259	274	(5)
Total expenses	1,835	1,784	2.9
Income before income tax expense	586	532	10
Income tax expense	159	151
Net income	$427	$381	12

Adjustments to net income:
Dividends on preferred stock	$(7)	$(7)
Earnings allocated to participating securities	(3)	(3)
Net income available to common shareholders	$417	$371

Earnings Per Common Share:
Basic	$.86	$.77	12
Diluted	.85	.76	12

Average Common Shares Outstanding (in thousands):
Basic	484,942	485,424
Diluted	490,454	490,328

Consolidated financial results presented above were prepared in conformity with accounting principles generally accepted in the U.S.
(1)

Net interest revenue on a fully taxable-equivalent basis was $656 million and $638 million for the quarters ended March 31, 2012 and December 31, 2011, respectively. These amounts included tax-equivalent adjustments of $31 million and $32 million for the quarters ended March 31, 2012 and December 31, 2011, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	March 31,	December 31,	March 31,
(Dollars in millions, except per share amounts)	2012	2011	2011

Assets
Cash and due from banks	$1,383	$2,193	$2,637
Interest-bearing deposits with banks	26,709	58,886	19,984
Securities purchased under resale agreements	7,895	7,045	2,253
Trading account assets	773	707	1,832
Investment securities available for sale	104,704	99,832	90,691
Investment securities held to maturity	8,668	9,321	12,253
Loans and leases (less allowance for losses of $22, $22 and $80)	12,253	10,031	12,646
Premises and equipment	1,736	1,747	1,845
Accrued income receivable	1,966	1,822	1,850
Goodwill	5,700	5,645	5,720
Other intangible assets	2,443	2,459	2,644
Other assets	13,726	17,139	17,441
Total assets	$187,956	$216,827	$171,796

Liabilities
Deposits:
Noninterest-bearing	$37,201	$59,229	$23,667
Interest-bearing -- U.S.	2,731	7,148	2,581
Interest-bearing -- Non-U.S.	90,248	90,910	81,166
Total deposits	130,180	157,287	107,414

Securities sold under repurchase agreements	7,836	8,572	7,133
Federal funds purchased	222	656	4,605
Other short-term borrowings	4,759	4,766	5,106
Accrued expenses and other liabilities	16,686	18,017	18,827
Long-term debt	8,114	8,131	9,531
Total liabilities	167,797	197,429	152,616

Shareholders' Equity
Preferred stock, no par: 3,500,000 shares authorized; 5,001 shares issued and outstanding	500	500	500
Common stock, $1 par: 750,000,000 shares authorized; 503,940,523, 503,965,849 and 503,995,215 shares issued	504	504	504
Surplus	9,546	9,557	9,416
Retained earnings	10,478	10,176	9,013
Accumulated other comprehensive loss	(299)	(659)	(238)
Treasury stock, at cost (14,249,472, 16,541,985, and 401,849 shares)	(570)	(680)	(15)
Total shareholders' equity	20,159	19,398	19,180
Total liabilities and shareholders' equity	$187,956	$216,827	$171,796

STATE STREET CORPORATION

Earnings Release Addendum

Supplemental Information - Explanation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles, referred to as GAAP, management also presents results on a non-GAAP, or "operating," basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. This earnings release addendum includes financial information presented on a GAAP as well as on an operating basis, and provides reconciliations of operating-basis financial measures.

This earnings release addendum also includes capital ratios in addition to, or adjusted from, those calculated in accordance with currently applicable regulatory requirements. These include capital ratios based on tier 1 risk-based common capital and tangible common equity, as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management currently evaluates the non-GAAP capital ratios presented in this earnings release addendum to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this earnings release addendum similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors. In addition to the reconciliations of the capital ratios described below, this earnings release addendum also includes reconciliations of Basel III-adjusted capital ratios to capital ratios calculated under currently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP and capital ratios determined in conformity with currently applicable regulatory requirements.

Capital Ratios

The total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios, as applicable, are each calculated in accordance with currently applicable regulatory requirements. The total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios are used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 risk-based common, or tier 1 common, ratio is sometimes used by the Federal Reserve in connection with its capital assessment and review programs. The tangible common equity, or TCE, ratio is an additional capital ratio that management believes provides additional context for understanding and assessing the Company’s capital adequacy.

The tier 1 common ratio is calculated by dividing (a) tier 1 risk-based capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with currently applicable regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this earnings release addendum, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to the tier 1 common ratios as of March 31, 2012, December 31, 2011 and March 31, 2011 are provided in this earnings release addendum.

The TCE ratio is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of March 31, 2012, December 31, 2011 and March 31, 2011 are provided in this earnings release addendum.

STATE STREET CORPORATION

Earnings Release Addendum

RECONCILIATIONS OF OPERATING-BASIS (NON-GAAP) FINANCIAL INFORMATION

In addition to presenting State Street’s financial results in conformity with GAAP, management also presents results on a non-GAAP, or "operating," basis, in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Refer to the "Supplemental Information - Explanation of Non-GAAP Financial Measures" on the preceding page of this Earnings Release Addendum for further information concerning our use of non-GAAP financial measures. The following tables reconcile operating-basis financial information presented in the earnings release to financial information prepared and reported in conformity with GAAP.

		Quarters Ended			% Change
					Q1 2012	Q1 2012
		March 31,	December 31,	March 31,	vs.	vs.
(Dollars in millions, except per share amounts)		2012	2011	2011	Q4 2011	Q1 2011

Total Revenue:
Total revenue, GAAP basis		$2,421	$2,315	$2,361	5%	3%
Add:	Net interest revenue adjustment (see below)	31	32	31
Less:	Net interest revenue adjustment (see below)	(49)	(61)	(62)
Total revenue, operating basis		$2,403	$2,286	$2,330	5	3

Net Interest Revenue:
Net interest revenue, GAAP basis		$625	$606	$577	3	8
Add:	Tax-equivalent adjustment not included in reported results	31	32	31
Less:	Discount accretion related to former conduit securities	(49)	(61)	(62)
Net interest revenue, operating basis		$607	$577	$546	5	11

Expenses:
Total expenses, GAAP basis		$1,835	$1,784	$1,702	3	8
Add:	Tax indemnification benefit for an income tax claim related to the 2010 acquisition of the Italian securities service business	-	55	-
Less:	Acquisition costs	(13)	(25)	(14)
	Restructuring charges, net	(8)	(178)	(5)
	Litigation settlement costs (1)	(15)	-	-
Total expenses, operating basis		$1,799	$1,636	$1,683	10	7

Income Taxes:
Income tax expense, GAAP basis		$159	$151	$189
Add:	Tax-equivalent adjustment not included in reported results	31	32	31
	Net tax effect of non-operating adjustments	(6)	46	(16)
Less:	Discrete tax benefit related to former conduit assets	-	12	-
	Income tax expense related to tax indemnification benefit	-	(55)	-
Income tax expense, operating basis		$184	$186	$204

Net Income Available to Common Shareholders:
Net income available to common shareholders, GAAP basis		$417	$371	$466	12	(11)
Add:	Effect of the difference between GAAP- and operating-basis earnings on allocation to participating securities	-	(1)	-
Less:	Net after-tax effect of operating-basis adjustments to net interest revenue, expenses and income tax expense	(7)	84	(27)
Net income available to common shareholders, operating basis		$410	$454	$439	(10)	(7)

Diluted Earnings per Common Share:
Diluted earnings per common share, GAAP basis		$.85	$.76	$.93	12	(9)
Add:	Acquisition costs, net of income taxes	.02	.04	.02
	Restructuring charges related to business operations and information technology transformation program, net of income taxes	.01	.23	.01
	Litigation settlement costs, net of income taxes	.02	-	-
Less:	Discount accretion related to former conduit securities, net of income taxes	(.06)	(.08)	(.08)
	Effect of discrete tax benefit	-	(.02)	-
Diluted earnings per common share, operating basis		$.84	$.93	$.88	(10)	(5)

Return on Average Common Equity:
Return on average common equity, GAAP basis		8.8%	7.8%	10.5%
Add:	Acquisition costs	0.2	0.4	0.2
	Restructuring charges related to business operations and information technology transformation program	0.1	2.4	0.1
	Litigation settlement costs	0.2	-	-
Less:	Discount accretion related to former conduit securities	(0.7)	(0.8)	(0.9)
	Effect of discrete tax benefit	-	(0.3)	-
Return on average common equity, operating basis		8.6%	9.5%	9.9%

(1)	Adjustment reduced GAAP-basis other expenses from $259 million to operating-basis other expenses of $244 million.

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		March 31,	December 31,	March 31,
(Dollars in millions)		2012	2011	2011

Consolidated Total Assets		$187,956	$216,827	$171,796
Less:
Goodwill		5,700	5,645	5,720
Other intangible assets		2,443	2,459	2,644
Excess reserves held at central banks		16,814	50,094	13,295
Adjusted assets		162,999	158,629	150,137
Plus deferred tax liabilities		731	757	781
Total tangible assets	A	$163,730	$159,386	$150,918

Consolidated Total Common Shareholders' Equity		$19,659	$18,898	$18,680
Less:
Goodwill		5,700	5,645	5,720
Other intangible assets		2,443	2,459	2,644
Adjusted equity		11,516	10,794	10,316
Plus deferred tax liabilities		731	757	781
Total tangible common equity	B	$12,247	$11,551	$11,097

Tangible common equity ratio	B/A	7.5%	7.2%	7.4%

Tier 1 Risk-based Capital		$14,126	$13,644	$13,077
Less:
Trust preferred securities		950	950	950
Preferred stock		500	500	500
Tier 1 common capital	C	$12,676	$12,194	$11,627

Total risk-weighted assets	D	$73,967	$72,418	$66,597

Ratio of tier 1 common capital to total risk-weighted assets	C/D	17.1%	16.8%	17.5%

STATE STREET CORPORATION

Earnings Release Addendum

BASEL III CAPITAL RECONCILIATION

March 31, 2012

The table set forth below reconciles State Street's capital ratios calculated in accordance with currently applicable regulatory requirements, as well as the tier 1 common ratio, to estimated ratios calculated in accordance with Basel III as State Street currently understands the impact of the Basel III requirements.

(Dollars in millions)	Current Requirements (1)		Basel III Requirements (2)

Tier 1 risk-based capital	$14,126	A	$13,543
Less:
Trust preferred securities	950		637
Preferred stock	500		500
Tier 1 common capital	12,676	B	12,406

Total risk-based capital	15,243	C	15,116

Total risk-weighted assets	73,967	D	94,209
Adjusted quarterly average assets	180,538	E	217,667

Tier 1 risk-based capital ratio	19.1%	A/D	14.4%
Total risk-based capital ratio	20.6%	C/D	16.0%
Tier 1 common ratio	17.1%	B/D	13.2%
Tier 1 leverage ratio	7.8%	A/E	6.2%
(1) Actual (unaudited) total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios were calculated in accordance with currently applicable regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 risk-based capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total risk-based capital, tier 1 risk-based capital and tier 1 leverage ratios, total risk-weighted assets and adjusted quarterly average assets were calculated based on State Street’s estimates, based on published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio was calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 risk-based capital calculated in accordance with Basel III by, (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street calculates its capital ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

• Tier 1 risk-based capital used in the calculation of the tier 1 risk-based capital and tier 1 leverage ratios decreased by $583 million, as a result of applying estimated Basel III requirements to tier 1 risk-based capital of $14.126 billion as of March 31, 2012. Total risk-based capital used in the calculation of the total risk-based capital ratio decreased by $127 million, as a result of applying estimated Basel III requirements to total risk-based capital of $15.243 billion as of March 31, 2012.

• Tier 1 common capital used in the calculation of the tier 1 common ratio was $12.406 billion, reflecting the adjustments to tier 1 risk-based capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 risk-based capital of $13.543 billion less non-common elements of capital, composed of trust preferred securities of $637 million and preferred stock of $500 million as of March 31, 2012, resulting in tier 1 common capital of $12.406 billion. At March 31, 2012, there was no qualifying minority interest in subsidiaries.

• Total risk-weighted assets used in the calculation of the total risk-based capital, tier 1 risk-based capital and tier 1 common ratios increased by $20.242 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $73.967 billion as of March 31, 2012.

• Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $37.129 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets of $180.538 billion as of March 31, 2012.

CONTACT:
State Street Corporation
Investors:
Kelley MacDonald, +1 617-664-3477
or
Media:
Hannah Grove, +1 617-664-3377